Exhibit 10.13

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of March 9, 2016, is entered into by and between ProSight Specialty Insurance Holdings, Inc. (the “Company”), a Delaware corporation, and Joseph Beneducci (the “Executive”).

WHEREAS, the Company and Executive were parties to an Employment Agreement, dated September 14, 2010 as amended pursuant to the Amendment to Employment Agreement, dated as of November 4, 2010 (the “Employment Agreement”, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement);

WHEREAS, the Term of the Employment Agreement expired on September 14, 2015 and the Company currently employs the Executive on an at-will basis;

WHEREAS, the Company and the Executive wish to reinstate the Employment Agreement as of the end of the prior Term, as amended by this Amendment, as if the Employment Agreement had never been terminated and the Term thereunder had not expired and to treat the Executive as if he had been continuously employed under the Employment Agreement; and

WHEREAS, as consideration for certain changes in the terms of the Executive’s compensation, including the performance vesting criteria of certain equity awards and the grant of a restricted stock unit, the Company and the Executive agree to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Employment Agreement and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree to amend the Employment Agreement as follows, effective as of the date hereof.

1.1         Section 1.1 of the Employment Agreement is deleted in its entirety and the following shall be substituted therefor:

“1.1           Term. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on September 14, 2010 (such date, the “Effective Date”) and ending on the earlier of (i) the eighth (8th) anniversary of the Effective Date and (ii) the termination of the Executive’s employment in accordance with Section 4 hereof (the “Term”). The Term shall be extended for an additional one year period on the eighth (8th) anniversary of the Effective Date, and each subsequent anniversary thereof, absent ninety (90) days advance written notice of non-extension from either party to the other. In the event the Company elects not to extend the Term (other than for Cause), the Executive’s employment shall be deemed to be terminated “without Cause” for all purposes under this Employment Agreement on the last day of the Term, and the Executive shall cease to provide services to the Company in the capacity of an employee following such date. If the Executive continues in employment after the expiration of the Term, such employment shall be “at-will” employment and may be terminated at any time by either party on written notice; provided, that Sections 5 and 6 hereof shall continue to apply to the Executive during such period of at-will employment and after the termination of the Executive’s employment (whether by the Executive or by the Company, for any reason or no reason). Notwithstanding anything to the contrary, Sections 5 and 6 shall survive termination of this Agreement and shall continue to apply following the termination of the Executive’s employment for any reason or no reason (including, without limitation, due to the expiration of the Term, a resignation by the Executive or a termination by the Company).”

1.2         The first sentence of Section 2.1 of the Employment Agreement is deleted in its entirety and the following sentence shall be substituted therefor:

“2.1           Salary. As compensation for the performance of the Executive’s services hereunder during the Term, effective as of September 14, 2015, the Company shall pay to the Executive a salary at an annual rate of seven hundred and fifty thousand dollars ($750,000), payable in accordance with the Company’s standard payroll policies (the “Base Salary”).”

1.3         Section 2.2 of the Employment Agreement is deleted in its entirety and the following shall be substituted therefor:

“2.2           Annual Bonus. For each completed calendar year occurring during the Term, the Executive shall be eligible for an annual bonus under the Short Term Incentive Program (such bonus, the “Annual Bonus” and such program, the “STIP”). The Company acknowledges and agrees that (i) for the calendar year of 2015, the Executive is guaranteed an Annual Bonus of $1,031,250, of which thirty three percent (33%) shall be payable in restricted stock units of ProSight Global Holdings Limited (“Parent”) and (ii) for the calendar year of 2016, the Executive is guaranteed an Annual Bonus of $1,031,250, of which thirty-three percent (33%) of the Annual Bonus shall be payable in restricted stock units of Parent. For the 2017 calendar year and for each calendar year of the Term thereafter, the Executive’s target Annual Bonus opportunity for each such completed calendar year shall be equal to $1,031,250. Any restricted stock units of Parent granted pursuant to this Section 2.2 shall be granted pursuant to an agreement that is substantially identical to that certain Restricted Stock Unit Award Agreement, dated as of February 10, 2015, by and between Parent and Executive. The cash portion of the Annual Bonus shall be paid, and the portion of the Annual Bonus payable in restricted stock units of Parent shall be granted, no later than March 15th of the calendar year following the calendar year in which the Annual Bonus was earned.”

1.4         Section 2.3 of the Employment Agreement is deleted in its entirety and the following shall be substituted therefor:

“2.3           P Shares Grant. The parties hereto agree and acknowledge that Executive was granted P Shares of Parent pursuant to the terms and conditions set forth in that certain P Shares Percentage Grant Agreement, dated as of June 10, 2015, by and between Parent and Executive.”

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1.5         The term “Target Annual Bonus Opportunity” in the first sentence of Section 4.2(a) of the Employment Agreement shall be deleted in its entirety and replaced with the term “Annual Bonus.”

1.6         The first sentence of Section 4.2(b) of the Employment Agreement is deleted in its entirety and the following sentence relating to the Executive’s severance entitlement upon a termination by the Company without Cause or by the Executive for Good Reason shall be substituted therefor:

“If the Executive’s employment is terminated (x) by the Company without Cause or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to (i) the Pro Rata Bonus and (ii) a payment equal to three million and six hundred thousand dollars ($3,600,000) (the “Severance Payments”).”

1.7         The third sentence of Section 4.2(b) of the Employment Agreement is deleted in its entirety and the following sentence relating to the timing of the Severance Payments shall be substituted therefor:

“The Severance Payments (other than the Accrued Amounts) shall be paid quarterly in advance for the succeeding quarter in equal instalments during the twenty four (24) month period beginning with the first payroll period following the expiration of the period of time following Executive’s delivery of an executed Release to the Company permitted for Executive to revoke the release in accordance with applicable law.”

1.8         A new clause (vi) shall be added to the first sentence of Section 4.2(c)(3) of the Employment Agreement relating to the definition of Good Reason as follows:

“(vi) a failure to pay to the Executive, in respect of any performance year during the Term after 2016, an Annual Bonus in an amount at least equal to the product of (A) a fraction, the numerator of which is the amount of cash funded into the STIP for such performance year (excluding the portion of such amount paid to the Executive as an Annual Bonus under the STIP), and the denominator of which is the aggregate amount of target bonuses for all other employees of the Company under the STIP and (B) $1,031,250.”

1.9         Section 5.3 of the Employment Agreement is deleted in its entirety and the following shall be substituted therefor:

“5.3           Non-Competition; Non-Solicitation; No-Hire. During the period commencing on the date hereof and ending twenty four (24) months after the termination of the Executive’s employment, the Executive will not, and will not permit any person or entity with which the Executive is associated to, without first obtaining the written permission of the Board, directly or indirectly:

(a)          hold any economic interest in any Competitive Enterprise (other than a passive equity interest of up to 3% in a publicly traded company with a market capitalization of $500 million or more);

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(b)          associate (including as a director, manager, officer, employee, partner, member, consultant, agent or advisor) with a Competitive Enterprise;

(c)          solicit, except in the normal course of business on behalf of the Company, any of the Company’s customers, clients, employees, non-employee insurance agents, brokers or producers (or individuals who were employees, non-employee insurance agents, brokers or producers within six months of the Executive’s solicitation) to, as applicable, limit or cease their business relationships with, or leave their employment or limit their services to, the Company, or attempt to solicit customers, clients, employees, or such agents, brokers or producers of the Company, either for the Executive or for any other person or entity; or

(d)          hire any person who is, or at any time within the twelve (12) month period prior to the termination of the Executive’s employment was, an employee, independent contractor or consultant of the Company or its affiliates (other than on behalf of the Company or its affiliates).

For purposes of this Section 5.3, “Competitive Enterprise” shall mean any business enterprise engaged in any insurance or insurance-related business, other than any business that (i) exclusively is engaged in personal lines, medical, health, life and/or benefits insurance activities or (ii) solely operates outside of the United States; provided, however, that any business described in clause (i) or clause (ii) of this definition shall be deemed to be a “Competitive Enterprise” if (x) the Executive participates, in any capacity, in any activity related to the commercial lines insurance market in the United States or (y) such business otherwise competes with the Company.”

1.10       Section 8.11 of the Employment Agreement is deleted in its entirety and the following shall be substituted therefor:

“8.11         Binding Effect. Subject to Section 8.5 hereof, this Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to at least 50% of the business and/or assets of the Company, including by merger, purchase or otherwise.”

1.11       Entire Agreement. The Employment Agreement and this Amendment constitute the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof. To the extent that any term or provision of such other agreements or the Company’s policies or procedures conflict with the Employment Agreement and this Amendment, the terms and provisions of the Employment Agreement and this Amendment will govern and prevail.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year written below.

ProSight Specialty Insurance Holdings, Inc.

By:	/s/ Frank Bosse
Name: Frank Bosse
Title: CHRO

/s/ Joseph Beneducci
Joseph Beneducci

DATE:	March 9, 2016

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